Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ryder System, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title*	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities	(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Common Stock	(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Preferred Stock	(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Depositary Shares (3)	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Warrants	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Stock Purchase Contracts	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Stock Purchase Units	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Units (4)	(1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					—	—	—	—	—	—	—

	Total Fees Previously Paid							—	—	—	—	—

	Total Fee Offsets							—	—	—	—	—

	Net Fee Due							—	—	—	—	—

*	Additional securities (including securities to be issued by additional registrants) may be added by automatically effective post-effective amendments pursuant to Rule 413.
(1)

In accordance with Rule 456(b) and Rule 457(r), the Registrant is deferring payment of all of the registration fees and will pay any applicable registration fees on a pay as you go basis. The Registrant will calculate the registration fee applicable to an offer of securities hereunder based on the fee payment rate in effect on the date of such fee payment.

(2)

There is being registered hereunder such indeterminate number or amount of debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts and units of the Registrant as may from time to time be issued at indeterminate prices and as may be issued upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.

(3)	Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt.
(4)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.